Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Brainerd Communicators
+1 610-208-3892	Brad Edwards
wrudolph@cartech.com	+1 212-986-6667
edwards@braincomm.com

KATHLEEN LIGOCKI NAMED TO CARPENTER BOARD OF DIRECTORS

PHILADELPHIA — November 20, 2017 — Carpenter Technology Corporation (NYSE: CRS) announced today that Kathleen Ligocki has been appointed to the company’s Board of Directors, effective immediately.  The Carpenter Board now consists of ten members, nine of whom are independent directors.

Ligocki is the Chief Executive Officer (CEO) of Agility Fuel Solutions, a position she has held since December 2015.  Agility Fuel Solutions is the leading developer and manufacturer of natural gas fuel systems for commercial vehicles in North America.  Prior to joining Agility, Ligocki served as CEO of Harvest Power, Next Autoworks, GS Motors and Tower Automotive, and was an Operating Partner at Kleiner Perkins Caufield & Byers.  She also held executive positions at Ford and United Technologies, where she led operations in the America, Europe, Africa, the Middle East, and Russia.

“We are very pleased to welcome Kathleen to Carpenter’s Board of Directors.  She brings a deep knowledge of the transportation industry, as well as a broad set of leadership and governance skills,” said Gregory A. Pratt, Chairman of the Board.

In addition to serving on Carpenter’s Board of Directors, Ligocki also serves as a Director on the Board of Lear Corporation, and is a fiduciary Board member at the Indiana University Foundation.

Ligocki earned a Bachelor’s degree in Liberal Studies from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania.  She has also been awarded honorary doctorate degrees from Indiana University Kokomo and Central Michigan University.

About Carpenter Technology

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels.  Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, among other markets.  Building on its history of innovation, Carpenter’s powder technology capabilities support a range of next-generation products and manufacturing techniques, including additive manufacturing and 3D Printing.  Information about Carpenter can be found at www.cartech.com.